FOR IMMEDIATE RELEASE

BRAINTECH GRANTED U.S. PATENT FOR

CORE 3D-VISION GUIDED ROBOTIC TECHNOLOGY

NORTH VANCOUVER, B.C. - November 9, 2004 - Braintech, Inc. (OTCBB:BRHI) announced today that the U.S. Patent & Trademark Office has granted the Company patent #6,816,755 for Braintech's Single Camera 3D, ("SC3DTM") Vision Guided Robotics ("VGR") technology. Systems that combine Braintech's technology with industrial robots from global automation giant ABB, Inc. (NYSE:ABB) are already in operation at major automotive manufacturing facilities, including those at Ford Motor Company, General Motors, Delphi, Pullman Industries, ZF Group, TI Automotive Group and Toyota Motors.

Babak Habibi, Braintech's President and Chief Operating Officer noted, "I'm proud of our R&D team for having developed the SC3D technology, now widely considered to be a fundamental breakthrough for the global robotics industry. For the first time, SC3D reliably enables robots to 'see' the 3D position of objects in their surroundings without the hassles and limitations associated with laser-based or multiple camera systems. The fact is, that legacy VGR systems have primarily relied on clever engineering 'tricks' or complex sensors to solve the problem of locating objects in 3D, resulting in non-standard systems that are hard to scale across manufacturing enterprises. In contrast, taking a fundamental approach, SC3D is widely applicable regardless of the type of application and relies on a standard off-the-shelf camera as its image source. By mounting a camera on a robotic arm, the system gives the robot sight and intelligence, allowing it to identify and locate a part in full 3D space. This information can then be used to guide the robot to do any desired operation correctly and relative to the part without the need for expensive hard fixturing that was needed previously. For instance, in a parts handling application, the system enables the robot to identify and locate parts in a bin, adjust its arm to the angle at which the part is resting, grasp the part, move it, and then align it with another object such as another part or a pallet on the production line."

Continuing, Habibi stated, "SC3D is available as a technology component of eVisionFactoryTM,("eVFTM"), our software platform built specifically for developing intelligent robotic solutions. eVF, in turn, is integrated with cutting edge robotics technology from ABB, Inc. Combined, they form the core of ABB's TrueViewTM branded family of intelligent robotic systems. Trueview systems make obsolete custom developed point solutions by providing the end-user with solutions that are extremely reliable and manageable. Braintech contributes double-barreled value making TrueView the world's leading VGR system, because SC3D provides near 100% guidance perfection and eVF gives ABB the means to train platoons of technicians, who in turn can manage the rapidly expanding adoption rate of VGR systems by the auto industry."

Braintech Chief Executive Officer Owen Jones stated, "The introduction of SC3D is a significant historical event; what I describe as the dawn of intelligent robotics. Encapsulated in a short video piece done by the Discovery Channel and available on our website, www.braintech.com, one can clearly see the robot 'thinking' before it moves. This is not science fiction, but rather real production level, industrial grade technology."

Jones further commented, "Intellectual property is a vital asset for any technology company. For Braintech, this patent represents a very real and important strategic advantage that substantially aids Braintech in securing its position as the premier global provider of vision guided solutions. The importance of SC3D is expanding, as every day Braintech engineers discover new applications for our unique single-camera 3D technology. With the patent fully secured, the Company is now positioned as a sole source for true vision guidance, and because of the enormity of the market outlook, Braintech will aggressively leverage the patent's value".

About ABB (www.abb.com)

ABB's Robotic, Automotive and Manufacturing group is a leading supplier of robots, robotic systems and automation systems to the automotive, manufacturing and consumer industries. With more than 120,000 robots installed worldwide and more than 5,000 employees, ABB is a global leader in flexible factory automation.

ABB is a global leader in power and automation technologies that enable utility and industry consumers to improve performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 103,000 people. The Automation Technologies division employs about 56,000 and posted 2003 revenues of approximately $10 billion.

About Braintech, Inc. (www.braintech.com)

Braintech's VGR technologies are revolutionizing manufacturing by giving industrial robots the "eyes" to handle and assemble parts with a high degree of consistent quality and productivity. Braintech's scientific capabilities, engineering expertise and commitment to support are embedded in the Company's VGR software product called "eVFTM" and is used to develop, operate and support VGR solutions. To date, Braintech's VGR solutions have been installed at Ford Motor Company, General Motors, Delphi, ZF Group, TI Automotive Group, Pullman Industries and Toyota Motors.

SC3D, eVF and eVisionFactory are registered trademarks of Braintech Canada, Inc.

TrueView and ABB are trademarks of ABB, Inc.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors. Readers should also refer to the risk disclosures outlined in the Company's 10-KSB and 10-QSB Forms filed from time to time with the SEC.

For more information, please contact:
Braintech, Inc.
Jim Dara, VP Sales, GM North American Operations
248-219-9400 / jimdara@braintech.com
or
Elite Financial Communications Group
Stephanie Noiseux, EVP of Client Relations
407-585-1080 / brhi@efcg.net